EXHIBIT 3.1



                     AMENDMENT TO ARTICLES OF INCORPORATION
                       OF CERTRON CORPORATION, AS AMENDED,
                           TO CHANGE THE COMPANY NAME

         The undersigned certifies that:

1. He is the president and the secretary respectively of Certron Corporation, a California corporation.

2. Article I of the Articles of Incorporation of Certron Corporation, as amended, is hereby amended to read in its entirety as follows:

         "The name of this corporation is Cybrdi, Inc.

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and
Section 903, of the California Corporations Code. The total number of outstanding shares of the Corporation at the time of the approval of the amendment was 3,128,306 shares of common stock, the only class outstanding and the only class entitled to vote with respect to the foregoing amendment. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Shares of common stock.

         I further declare under penalty of perjury under the laws of the state of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE:  March 14,   2005                              /s/ Yanbiao Bai
                                                     ---------------------------
                                                     Yanbiao Bai, president


                                                     /s/ Xue Bu
                                                     ---------------------------
                                                     Xue Bu, Secretary